As filed with the Securities and Exchange Commission on March 26, 2012 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

AVISTAR COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware			88-0463156
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification Number)
1875 S. Grant Street, 10th Floor, San Mateo, California 94402 (650) 525-3300
(Address, including zip code and telephone number, of principal executive offices)

AVISTAR COMMUNICATIONS CORPORATION 2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

Robert F. Kirk Chief Executive Officer Avistar Communications Corporation 1875 S. Grant Street, 10th Floor, San Mateo, CA 94402
(Name and address of agent for service)

(650) 525-3300
(Telephone number, including area code, of agent for service)

Copy to:
Robert P. Latta, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer (do not check if a smaller reporting company ☐		Accelerated filer ☐ Smaller reporting Company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($0.001 par value) to be issued under the 2009 Equity Incentive Plan	1,629,661 (3)	$0.37	$602,974.57	$69.10

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the 2009 Equity Incentive Plan (the "2009 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of common stock.
(2)The exercise price of $0.37 per share is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of the Registrant's common stock as reported by the OTC Market on March 20, 2012, which is within five (5) business days prior to the date of this Registration Statement.
(3)Represents 1,629,661 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2009 Plan on January 1, 2012 pursuant to an “evergreen” provision contained in the 2009 Plan. Pursuant to such provision, on January 1st of each year, the number of shares authorized for issuance under the 2009 Plan is automatically increased by a number equal to the lesser of (i) 4% of the aggregate number of shares of the Registrant’s common stock outstanding on December 31st of the preceding calendar year, (ii) 6,000,000 shares of common stock or (iii) a lesser number of shares of common stock that may be determined by the Registrant’s Board of Directors.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8 NO. 333-163574

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plan is effective. The Registrant previously registered shares of its common stock for issuance under the 2009 Plan under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 8, 2009 (File No. 333-163574). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission are incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 23, 2012, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on July 24, 2000 and amended on August 11, 2000, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (specifically excluding from incorporation any information that has been furnished and not filed on Form 8-K pursuant to Item 2.02, Item 7.01 and/or Item 9.01).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit Number	Description
4.1
2009 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-163574) as filed with the Securities and Exchange Commission on December 8, 2009).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page)

Item 9.              Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 26th day of March, 2012.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Elias A. MurrayMetzger
Elias A. MurrayMetzger
Chief Financial Officer, Chief Administrative Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Kirk and Elias Murray Metzger and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Kirk	Chief Executive Officer (Principal Executive Officer) and Director	March 26, 2012
Robert F. Kirk

/s/ Elias A. MurrayMetzger	Chief Financial Officer, Chief Administrative Officer and Corporate Secretary (Principal Financial and Accounting Officer)	March 26, 2012
Elias A. MurrayMetzger

/s/ Gerald J. Burnett	Chairman of the Board and Director	March 26, 2012
Gerald J. Burnett

/s/William L. Campbell	Director	March 26, 2012
William L. Campbell

/s/ Craig F. Heimark	Director	March 26, 2012
Craig F. Heimark

/s/ R. Stephen Heinrichs	Director	March 26, 2012
R. Stephen Heinrichs

/s/ Robert M. Metcalfe	Director	March 26, 2012
Robert M. Metcalfe

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
2009 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-163574) as filed with the Securities and Exchange Commission on December 8, 2009).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page)